FIRST AMENDMENT
TO THE FUND ADMINISTRATION SERVICING AGREEMENT
THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Fund Administration Servicing Agreement (the “Agreement”) dated as of June 7, 2018, as amended, is entered into by and between TRUST FOR CREDIT UNIONS, a Massachusetts trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend the Agreement to update Exhibit A to include Enhanced Income Intermediate Duration Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio; and
WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree as follows:
1.Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.
2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR CREDIT UNIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Johnson	By: /s/ Jason Hadler

Name: Jay Johnson	Name: Jason Hadler

Title: President	Title:Sr. Vice President

Date: August 30, 2022	Date: August 31, 2022

Exhibit A to the Fund Administration Servicing Agreement
Separate Series of Trust for Credit Unions

Name of Services

Ultra-Short Duration Government Portfolio
Short Duration Portfolio
Enhanced Income Intermediate Duration Credit Portfolio
Enhanced Income Credit Plus Equity Portfolio